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                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES


                                EXHIBIT NO. 4.3



            CERTIFICATE OF ADJUSTMENT TO THE RIGHTS AGENT CONCERNING
             BRIGGS & STRATTON CORPORATION SHAREHOLDER RIGHTS PLAN.

        Prior to the Briggs & Stratton Corporation (the "Company") 1994 Two-For-One Stock Split, each Right issued with respect to each outstanding share of Common Stock of the Company ("Common Share") evidenced the right to purchase one-half (1/2) of one (1) Common Share at a Purchase Price of Eighty-Five Dollars ($85.00) per full share under the terms outlined in the Rights Agreement, dated as of December 20, 1989, between the Company and First Wisconsin Trust Company (now known as Firstar Trust Company), as Rights Agent. As a result of the 1994 Two-For-One Stock Split and by operation of Section 11(a) of the Rights Agreement, each Right attached to each Common Share now evidences the right to purchase one-half (1/2) of one (1) Common Share at the adjusted Purchase Price of Forty-Two Dollars and Fifty Cents ($42.50) per full Common Share. This adjustment is necessary to maintain the economic equivalency of the Rights after the 1994 Two-For-One Stock Split.


                                                     /s/ R.H. Eldridge
                                                   ----------------------------
                                                   Robert H. Eldridge, Secretary
                                                   Briggs & Stratton Corporation


                                                             April 28, 1995
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                                                   Date



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CORPORATE SEAL





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